Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”) dated as of March 22, 2010 to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 18, 2010 among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Parent”), Barricade Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Brink’s Home Security Holdings, Inc., a Virginia corporation (the “Company”), and, solely for the limited purposes stated therein, ADT Security Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“ADT” and, collectively, with Parent, Merger Sub and the Company, the “Parties”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

WHEREAS, pursuant to Section 9.5 of the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time in accordance with the terms set forth therein; and

WHEREAS, the Parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereby agree as follows:

1.             Section 2.2(b) of the Merger Agreement is hereby amended by replacing the second sentence thereof with the following:

Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the Business Day that is five (5) Business Days prior to the Closing Date (which date shall be publicly announced by Parent as soon as reasonably practicable but in no event less than seven (7) Business Days prior to the Closing Date) (or such other time and date as the Company and Parent shall agree in writing) (the “Election Deadline”) shall be deemed to be “Non-Electing Company Shares”.

2.             Section 2.4(g) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(g)           No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.4. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender and (iii) at the appropriate payment date, without duplication to or limitation of the payments payable pursuant to clauses (i) and (ii) above, to the extent the Closing occurs prior to the registration of the capital reduction of Parent’s registered share capital in the register of commerce in Schaffhausen, Switzerland, which registration is scheduled for the last week of May 2010 and relates to the portion of Parent’s annual dividend for Parent’s third fiscal quarter 2010, approved by Parent’s shareholders on March 10, 2010 (the “Quarterly Dividend”), an amount per Parent Share equal to the Quarterly Dividend.  For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

3.             The following definitions in Section 9.1 of the Merger Agreement are hereby amended and restated in their entirety as follows:

“Available Cash Amount” means $584,502,942 plus the product of (x) the number of shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding as of the date hereof between the period beginning on the date of this Agreement and ending on the fifth full trading day prior to the Effective Time and (y) $12.75.

“Parent Share Value” means the 10-day aggregate volume weighted-average per share price, rounded to two decimal points, of Parent Shares on the NYSE (as reported on Bloomberg) for the period of the ten (10) consecutive trading days ending on the fifth full trading day prior to the Effective Time.

4.             Section 9.1 of the Merger Agreement is hereby amended by adding the following definition after the definition of “Proxy Statement/Prospectus”:

“Quarterly Dividend” has the meaning set forth in Section 2.4(g).

5.             Except as set forth herein, the Parties’ rights under the Merger Agreement shall remain unaffected and shall continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement.

6.             This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby.  From and after the execution of this Amendment by the Parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby (unless the context specifically requires otherwise).

7.             THIS AMENDMENT AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AMENDMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW).

8.             This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Facsimile or Portable Document Format (PDF) transmission of any signature will be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRINK’S HOME SECURITY HOLDINGS, INC.

By:	/s/ John S. Davis
Name:	John S. Davis
Title:	Senior Vice President and General Counsel

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name:	Edward D. Breen
Title:	Chief Executive Officer

BARRICADE MERGER SUB, INC.

By:	/s/ Edward D. Breen
Name:	Edward D. Breen
Title:	President

ADT SECURITY SERVICES, INC.

By:	/s/ John B. Koch
Name:	John B. Koch
Title:	President